Exhibit 10.47

SECOND AMENDMENT TO THE MEZZANINE WARRANT AGREEMENT

     THIS SECOND AMENDMENT TO THE MEZZANINE WARRANT AGREEMENT (the “Amendment”) is made effective as of January 24, 2005, between Alion Science and Technology Corporation, a Delaware corporation (the “Company”), and Illinois Institute of Technology, an Illinois not-for-profit corporation (“IIT”).

     WHEREAS, the Company, IIT Research Institute, an Illinois not-for-profit corporation affiliated with and controlled by IIT (“IITRI”), and Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust (the “Trust”) entered into that certain Mezzanine Warrant Agreement dated as of the 20th day of December 2002 (the “Mezzanine Warrant Agreement”), pursuant to which the Company issued to IITRI warrants to purchase Five Hundred Twenty-Four Thousand Two Hundred Twenty-Eight and Nine-Tenths (524,228.9) shares of the Company’s $0.01 par value per share common stock (“Common Stock”), of which warrants to purchase Five Hundred Four Thousand Nine Hundred One and Nine-Tenths (504,901.9) shares of Common Stock remain outstanding as of the date of this Amendment;

     WHEREAS, as of July 1, 2004, IITRI transferred to IIT all its rights and interests in the Mezzanine Warrant Agreement;

     WHEREAS, the Trust is a party to the Mezzanine Warrant Agreement only for the purposes of Sections 6, 7, 15 and 17 through 25 of the Mezzanine Warrant Agreement, and pursuant to Section 18 of the Mezzanine Warrant Agreement, Sections 3(l)(v) and 16(e) may be amended by the mutual written agreement of the Company and IIT, without the need to obtain the Trust’s consent;

     WHEREAS, the Company and IIT entered into that certain First Amendment to the Mezzanine Warrant Agreement effective as of December 16, 2004 (the “First Amendment”), pursuant to which the parties agreed to certain amendments to the Mezzanine Warrant Agreement (as amended by the First Amendment, the “Amended Mezzanine Warrant Agreement”); and

     WHEREAS, the Company and IIT desire to amend Sections 3(l)(v) and 16(e) of the Amended Mezzanine Warrant Agreement as set forth herein.

     NOW, THEREFORE, in consideration of the premises set forth above and the respective covenants and agreements contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

     1. Amendments to the Amended Mezzanine Warrant Agreement.

     (a) Section 3(l)(v) of the Amended Mezzanine Warrant Agreement is hereby amended by deleting the entire text of Section 3(l)(v) and substituting in lieu thereof:

“interests or rights designated as phantom stock issued or granted by the Company to employees, consultants, officers or directors of the Company or any of its Subsidiaries in accordance with a phantom stock plan to be adopted by the Company’s board of directors after the Effective Date, except for such amount of phantom stock that, at the time of issuance or grant, would cause the aggregate number of shares of phantom stock then outstanding (excluding any shares of phantom stock that have (x) expired, terminated unexercised or become unexercisable, or (y) been forfeited or otherwise terminated, surrendered or cancelled) to be in excess of 2,000,000 shares of phantom stock.”

     (b) Section 16(e) of the Amended Mezzanine Warrant Agreement is hereby amended by deleting the entire text of Section 16(e) and substituting in lieu thereof:

“The Company will not issue shares of phantom stock that cause the number of shares of outstanding phantom stock (excluding any shares of phantom stock that have expired, terminated unexercised, or become unexercisable, or that have been forfeited or otherwise terminated, surrendered or cancelled), at the time of issuance, to be in excess of 2,000,000 shares of phantom stock.”

     2. Confirmation of Waiver and Releases. IIT hereby reaffirms, ratifies and confirms the provisions of Section 2 of the First Amendment, including without limitation, the waivers and releases granted to and/or given for the benefit of the Company therein.

     3. Remainder of the Amended Mezzanine Warrant Agreement Not Affected. Except as set forth in Section 1 hereof, the terms and provisions of the Amended Mezzanine Warrant Agreement remain in full force and effect without change, amendment, waiver or modification.

     4. Ratification. As modified hereby, the Amended Mezzanine Warrant Agreement and its terms and provisions are hereby ratified for all purposes and in all respects.

     5. Counterparts. This Amendment may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

     6. References. From and after the date provided above, all references to the Amended Mezzanine Warrant Agreement shall be deemed to be references to the Amended Mezzanine Warrant Agreement as modified hereby.

     7. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

     8. Conflict. In the event of any conflict between the terms of this Amendment and the Amended Mezzanine Warrant Agreement, the terms of this Amendment shall govern.

[Signatures follow on next page]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by its officers thereunto duly authorized as of the date hereof.

Alion Science and Technology Corporation		Illinois Institute of Technology

By:	/s/ Bahman_Atefi	By:	/s/ Lewis Collens

Name: Bahman Atefi		Name: Lewis Collens
Title: Chief Executive Officer		Title: President